Exhibit 99.1

Media Contacts:

Michael D. Porcelain, Senior Vice President and Chief Financial Officer
(631) 962-7000
Info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES
RESULTS FOR FISCAL 2011 FOURTH QUARTER AND FULL YEAR AND
PROVIDES INITIAL FISCAL 2012 GUIDANCE

Melville, New York – September 27, 2011 – Comtech Telecommunications Corp. (NASDAQ: CMTL) today reported its operating results for the fourth quarter and fiscal year ended July 31, 2011.

Net sales for the fourth quarter of fiscal 2011 were $140.3 million compared to $257.0 million for the fourth quarter of fiscal 2010. As expected, this decline is primarily attributable to lower net sales in our mobile data communications segment which was due to lower MTS and BFT-1 sales to the U.S. Army. Sales in the fourth quarter of fiscal 2010 reflect significant MTS and BFT-1 shipments and deliveries to the U.S. Army.

Net sales for the twelve months ended July 31, 2011 were $612.4 million compared to $778.2 million for the twelve months ended July 31, 2010. The year-over-year decrease in net sales is attributable to lower net sales in both our mobile data communications and RF microwave amplifiers segments offset, in part, by higher sales in our telecommunications transmission segment. Excluding MTS and BFT-1 sales, net sales for the twelve months ended July 31, 2011 were $363.8 million as compared to $355.0 million for the twelve months ended July 31, 2010, representing an increase of 2.5%.

GAAP net income was $11.9 million, or $0.42 per diluted share, for the fourth quarter of fiscal 2011 compared to $13.5 million, or $0.43 per diluted share, for the fourth quarter of fiscal 2010. GAAP net income was $67.9 million, or $2.22 per diluted share, for the twelve months ended July 31, 2011 compared to $60.6 million, or $1.91 per diluted share, for the twelve months ended July 31, 2010.

The Company also announced initial revenue and earnings guidance for its July 31, 2012 fiscal year. The Company projects that revenues for fiscal 2012 will be between $400.0 million and $430.0 million and that diluted earnings per share will be between $1.20 and $1.32, which translates into Adjusted EBITDA of approximately $70.0 million to $75.0 million. This guidance includes the impact of the Company’s repurchases of its common stock through September 23, 2011.

In commenting on the Company's performance and business outlook, Fred Kornberg, President and Chief Executive Officer, stated, “Despite operating our business under extremely challenging economic conditions, I am pleased that we are were able to report solid results for the fourth quarter.”

Mr. Kornberg added, “Our core business remains strong and we continue to manage our operations and cost structure to appropriately respond to the overall business environment. I remain optimistic about our future direction. We expect to continue to manage our capital wisely, including completing our enhanced stock repurchase program, paying quarterly dividends and pursuing a disciplined and opportunistic acquisition program.”

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Selected Fiscal 2011 Fourth Quarter and Full Year Financial Metrics and Other Items

•
Backlog as of July 31, 2011 was $145.0 million compared to $338.1 million as of July 31, 2010. Included in these amounts, as of July 31, 2011 and 2010, is approximately $38.9 million and $181.7 million, respectively, related to the MTS and BFT-1 programs. We expect that a majority of the backlog as of July 31, 2011 will be recognized as sales during fiscal 2012. Included in our backlog as of July 31, 2010 were significant orders related to our MTS contract which expired on July 12, 2011.

•
Total bookings for the three and twelve months ended July 31, 2011 were $89.1 million and $419.3 million, respectively, compared to $184.0 million and $567.5 million for the three and twelve months ended July 31, 2010, respectively. MTS and BFT-1 bookings for the three and twelve months ended July 31, 2011 were $1.7 million and $105.8 million, respectively, compared to $99.2 million and $173.9 million for the three and twelve months ended July 31, 2010, respectively.

•
Earnings before interest, income taxes, depreciation and amortization, including amortization of intangibles and stock-based compensation and impairment of goodwill (“Adjusted EBITDA”) was $27.8 million and $135.5 million for the three and twelve months ended July 31, 2011, respectively, versus $46.8 million and $145.0 million for the three and twelve months ended July 31, 2010, respectively.

•
From the inception of its targeted annual dividend and stock repurchase programs, through September 23, 2011, the Company has paid $26.2 million of cash dividends to its shareholders and has repurchased 5,063,839 shares of its common stock in open-market transactions for an aggregate cost of $142.1 million (including transaction costs) with an average price per share of $28.07.

•
At July 31, 2011, the Company had $558.8 million of cash and cash equivalents. Net cash provided by operating activities was $97.4 million for the twelve months ended July 31, 2011 compared to $124.5 million for the twelve months ended July 31, 2010. The Company’s cash and cash equivalents balance of $558.8 million does not reflect the repurchase of 766,331 shares of the Company’s common stock, through September 23, 2011, at an aggregate cost (including transaction costs) of approximately $20.5 million, or a quarterly dividend payment aggregating $6.1 million which occurred subsequent to July 31, 2011.

•
The Company’s effective income tax rate of 33.3% for the twelve months ended July 31, 2011 reflects net discrete tax benefits of approximately $1.7 million. The Company’s effective income tax rate for the twelve months ending July 31, 2012 is expected to approximate 35.0%, excluding any discrete tax adjustments. During the first quarter of fiscal 2012, we reached a settlement with the IRS related to our federal income tax returns for the fiscal years ended July 31, 2007 through July 31, 2009, and we expect to record a net discrete tax benefit during the first quarter of fiscal 2012 of approximately $3.3 million, or $0.11 per diluted share, principally related to the settlement.

Conference Call
The Company has scheduled an investor conference call for 8:30 AM (ET) on Wednesday, September 28, 2011. Investors and the public are invited to access a live webcast of the conference call from the investor relations section of the Comtech web site at www.comtechtel.com. Alternatively, investors can access the conference call by dialing (800) 862-9098 (domestic) or (785) 424-1051 (international) and using the conference I.D. of “Comtech.” A replay of the conference call will be available for seven days by dialing (402) 530-9025. In addition, an updated investor presentation, including earnings guidance, will be available on our web site shortly after the conference call.

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About Comtech
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the Company’s future performance and financial condition, plans and objectives of the Company’s management and the Company’s assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under the Company’s control which may cause its actual results, future performance and financial condition, and achievement of plans and objectives of the Company’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include the nature and timing of receipt of, and the Company’s performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions; risks associated with the Company’s legal proceedings and other matters; risks associated with the Company’s BFT-1 contract, including the Company’s ongoing negotiations with the U.S. Army and pending audit of its BFT-1 contract; risks associated with the Company’s obligations under its revolving credit facility; and other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”).

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COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	(Unaudited)		(Audited)
	Three months ended July 31,		Twelve months ended July 31,
	2011	2010	2011	2010

Net sales	$140,327,000	256,954,000	612,379,000	778,205,000
Cost of sales	81,396,000	174,422,000	371,333,000	507,607,000
Gross profit	58,931,000	82,532,000	241,046,000	270,598,000

Expenses:
Selling, general and administrative	24,399,000	29,627,000	94,141,000	99,883,000
Research and development	11,970,000	12,054,000	43,516,000	46,192,000
Amortization of intangibles	2,027,000	2,011,000	8,091,000	7,294,000
Impairment of goodwill	-	13,249,000	-	13,249,000
Merger termination fee, net	-	-	(12,500,000)	-
	38,396,000	56,941,000	133,248,000	166,618,000

Operating income	20,535,000	25,591,000	107,798,000	103,980,000

Other expenses (income):
Interest expense	2,127,000	1,975,000	8,415,000	7,888,000
Interest income and other	(544,000)	(482,000)	(2,421,000)	(1,210,000)

Income before provision for income taxes	18,952,000	24,098,000	101,804,000	97,302,000
Provision for income taxes	7,064,000	10,629,000	33,909,000	36,672,000

Net income	$11,888,000	13,469,000	67,895,000	60,630,000

Net income per share:
Basic	$0.47	0.48	2.53	2.14
Diluted	$0.42	0.43	2.22	1.91

Weighted average number of common shares outstanding – basic	25,454,000	28,316,000	26,842,000	28,270,000

Weighted average number of common and common equivalent shares outstanding – diluted	31,300,000	34,071,000	32,623,000	34,074,000

Dividends declared per issued and outstanding common share as of the applicable dividend record date	$0.25	-	1.00	-

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COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	July 31, 2011	July 31, 2010
Assets	(Audited)	(Audited)
Current assets:
Cash and cash equivalents	$558,804,000	607,594,000
Accounts receivable, net	70,801,000	135,840,000
Inventories, net	74,661,000	73,562,000
Prepaid expenses and other current assets	7,270,000	8,876,000
Deferred tax asset, net	11,529,000	14,947,000
Total current assets	723,065,000	840,819,000

Property, plant and equipment, net	26,638,000	33,727,000
Goodwill	137,354,000	137,354,000
Intangibles with finite lives, net	45,470,000	48,091,000
Deferred financing costs, net	3,823,000	4,675,000
Other assets, net	1,159,000	1,896,000
Total assets	$937,509,000	1,066,562,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,501,000	77,844,000
Accrued expenses and other current liabilities	49,858,000	53,398,000
Dividends payable	6,100,000	-
Customer advances and deposits	11,011,000	12,780,000
Interest payable	1,531,000	1,531,000
Income taxes payable	4,056,000	8,666,000
Total current liabilities	96,057,000	154,219,000

Convertible senior notes	200,000,000	200,000,000
Other liabilities	6,360,000	2,518,000
Income taxes payable	3,811,000	5,220,000
Deferred tax liability	2,101,000	2,973,000
Total liabilities	308,329,000	364,930,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.10 per share; shares authorized and unissued 2,000,000	-	-
Common stock, par value $.10 per share; authorized 100,000,000 shares, issued 28,731,265 shares and 28,542,535 shares at July 31, 2011 and July 31, 2010, respectively	2,873,000	2,854,000
Additional paid-in capital	355,001,000	347,514,000
Retained earnings	393,109,000	351,449,000
	750,983,000	701,817,000
Less:
Treasury stock, at cost (4,508,445 shares and 210,937 shares at July 31, 2011 and 2010, respectively)	(121,803,000)	(185,000)
Total stockholders’ equity	629,180,000	701,632,000
Total liabilities and stockholders’ equity	$937,509,000	1,066,562,000

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COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2011	2010	2011	2010
Reconciliation of GAAP Net Income to Adjusted EBITDA(1):
GAAP net income	$11,888,000	13,469,000	67,895,000	60,630,000
Income taxes	7,064,000	10,629,000	33,909,000	36,672,000
Net interest expense and other	1,583,000	1,493,000	5,994,000	6,678,000
Amortization of stock-based compensation	1,380,000	2,958,000	5,357,000	8,716,000
Depreciation and other amortization	5,928,000	5,004,000	22,344,000	19,067,000
Impairment of goodwill	-	13,249,000	-	13,249,000
Adjusted EBITDA	$27,843,000	46,802,000	135,499,000	145,012,000

(1)
Represents earnings before interest, income taxes, depreciation and amortization of intangibles and stock-based compensation and impairment of goodwill. Adjusted EBITDA is a non-GAAP operating metric used by management in assessing the Company’s operating results. The Company’s definition of Adjusted EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is also a measure frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use Adjusted EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow and service debt.

ECMTL
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